SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*





                           Art Technology Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    04289L107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]          Rule 13d-1(b)

     [X]          Rule 13d-1(c)

     [ ]          Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04289L107
--------------------------------------------------------------------------------
    1)    Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

              Tudor Investment Corporation
              22-2514825
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)

          (b)     X
--------------------------------------------------------------------------------
    3)    SEC Use Only
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (5) Sole Voting Power                          0
Number of Shares    ------------------------------------------------------------
Beneficially        (6) Shared Voting Power                4,077,027
Owned by Each       ------------------------------------------------------------
Reporting Person    (7) Sole Dispositive Power                     0
With                ------------------------------------------------------------
                    (8) Shared Dispositive Power           4,077,027
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               4,077,027
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        6.1%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            CO
--------------------------------------------------------------------------------

CUSIP No. 04289L107
--------------------------------------------------------------------------------
    1)    Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

              Paul Tudor Jones, II
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)

          (b)     X
--------------------------------------------------------------------------------
    3)    SEC Use Only
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization                   USA
--------------------------------------------------------------------------------
                    (5) Sole Voting Power                          0
Number of Shares    ------------------------------------------------------------
Beneficially        (6) Shared Voting Power                4,197,346
Owned by Each       ------------------------------------------------------------
Reporting Person    (7) Sole Dispositive Power                     0
With                ------------------------------------------------------------
                    (8) Shared Dispositive Power           4,197,346
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               4,197,346
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        6.3%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            IN
--------------------------------------------------------------------------------

CUSIP No. 04289L107
--------------------------------------------------------------------------------
    1)    Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

              Tudor Global Trading LLC
              13-3862744
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)

          (b)     X
--------------------------------------------------------------------------------
    3)    SEC Use Only
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (5) Sole Voting Power                          0
Number of Shares    ------------------------------------------------------------
Beneficially        (6) Shared Voting Power                3,551,866
Owned by Each       ------------------------------------------------------------
Reporting Person    (7) Sole Dispositive Power                     0
With                ------------------------------------------------------------
                    (8) Shared Dispositive Power           3,551,866
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               3,551,866
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        5.3%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            OO
--------------------------------------------------------------------------------

CUSIP No. 04289L107
--------------------------------------------------------------------------------
    1)    Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

              Tudor Private Equity Fund L.P.
              06-1502169
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)

          (b)     X
--------------------------------------------------------------------------------
    3)    SEC Use Only
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (5) Sole Voting Power                          0
Number of Shares    ------------------------------------------------------------
Beneficially        (6) Shared Voting Power                3,431,547
Owned by Each       ------------------------------------------------------------
Reporting Person    (7) Sole Dispositive Power                     0
With                ------------------------------------------------------------
                    (8) Shared Dispositive Power           3,431,547
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               3,431,547
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        5.2%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            PN
--------------------------------------------------------------------------------

CUSIP No. 04289L107
--------------------------------------------------------------------------------
    1)    Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

              Tudor Arbitrage Partners L.P.
              13-3496979
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)

          (b)     X
--------------------------------------------------------------------------------
    3)    SEC Use Only
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (5) Sole Voting Power                          0
Number of Shares    ------------------------------------------------------------
Beneficially        (6) Shared Voting Power                        0
Owned by Each       ------------------------------------------------------------
Reporting Person    (7) Sole Dispositive Power                     0
With                ------------------------------------------------------------
                    (8) Shared Dispositive Power                   0
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               0
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        0.0%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            PN
--------------------------------------------------------------------------------

CUSIP No. 111433108
--------------------------------------------------------------------------------
    1)    Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

              The Raptor Global Portfolio Ltd.
              98-0211544
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)

          (b)     X
--------------------------------------------------------------------------------
    3)    SEC Use Only
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization        Cayman Islands
--------------------------------------------------------------------------------
                    (5) Sole Voting Power                          0
Number of Shares    ------------------------------------------------------------
Beneficially        (6) Shared Voting Power                  645,480
Owned by Each       ------------------------------------------------------------
Reporting Person    (7) Sole Dispositive Power                     0
With                ------------------------------------------------------------
                    (8) Shared Dispositive Power             645,480
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                 645,480
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        1.0%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            CO
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              Art Technology Group, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              101 Huntington Ave.
              Boston, MA 02199

Item 2(a).    Name of Person Filing:

              Tudor Investment Corporation ("TIC")
              Paul Tudor Jones, II
              Tudor Private Equity Fund L.P. ("TPEF")
              Tudor Global Trading LLC ("TGT")
              Tudor Arbitrage Partners L.P. ("TAP")
              The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              The principal business office of each of TIC, TPEF, TGT and TAP are:

                          600 Steamboat Road
                          Greenwich, CT 06830

              The principal business office of Mr. Jones is:

                          c/o Tudor Investment Corporation
                          600 Steamboat Road
                          Greenwich, CT 06830

              The principal business office of Raptor Portfolio is:

                          c/o CITCO
                          Kaya Flamboyan 9
                          Curacao, Netherlands Antilles

Item 2(c).    Citizenship:

              TIC is a Delaware corporation
              TPEF and TAP are Delaware partnerships
              Mr. Jones is a citizen of the United States
              TGT is a Delaware limited liability company
              Raptor Portfolio is a company organized under the laws of the Cayman Islands

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              04289L107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
              (a) [ ] Broker or Dealer registered under section 15 of the Act
              (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (c) [ ] Insurance Company as defined in section 3(a)(19) of the
                      Act
              (d) [ ] Investment Company registered under section 8 of the
                      Investment Company Act
              (e) [ ] Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940
              (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
              (g) [ ] Parent Holding Company, in accordance with section
                      240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
              (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.       Ownership (As of May 31, 2000).

              (a)  Amount Beneficially Owned:  See Item 9 of cover pages

              (b)  Percent of Class:  See Item 11 of cover pages

              (c)  Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote
                         See Item 5 of cover pages
                         ------------------------------------------------------

                   (ii)  shared power to vote or to direct the vote
                         See Item 6 of cover pages
                         ------------------------------------------------------

                   (iii) sole power to dispose or to direct the disposition of
                         See Item 7 of cover pages
                         ------------------------------------------------------

                   (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                         ------------------------------------------------------

                   On April 26, 2000, TPEF made a distribution of 1,994,497
              shares of Common Stock to its partners, including TGT (410,511 shares) and TAP (380,157 shares).

                   The shares of Common Stock reported herein as beneficially owned are owned directly by TPEF (3,431,547 shares), TGT (94,249 shares) and Raptor Portfolio (645,480 shares). Because TIC provides investment advisory services to Raptor Portfolio and TPEF, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because TGT is the sole general partner of TPEF and TAP, TGT may be deemed to beneficially own the shares of Common Stock owned by such Reporting Persons. TGT expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.       Ownership of Five Percent or Less of a Class.

                   Not applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                   Not applicable

Item 8.       Identification and Classification of Members of the Group.

                   See cover pages

Item 9.       Notice of Dissolution of Group.

                   Not applicable

Item 10.      Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Dated: June 7, 2000

                                    TUDOR INVESTMENT CORPORATION



                                    By:      /s/ Andrew S. Paul
                                       -----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel




                                        /s/ Paul Tudor Jones, II
                                    --------------------------------------------
                                        Paul Tudor Jones, II



                                    TUDOR PRIVATE EQUITY FUND L.P.

                                    By: Tudor Global Trading LLC,
                                        General Partner



                                        By:     /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                    TUDOR GLOBAL TRADING LLC



                                    By:      /s/ Andrew S. Paul
                                       -----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel

                                    TUDOR ARBITRAGE PARTNERS L.P.

                                    By: Tudor Global Trading LLC,
                                        General Partner


                                        By:     /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel



                                    THE RAPTOR GLOBAL PORTFOLIO LTD.

                                    By: Tudor Investment Corporation,
                                        Investment Advisor


                                        By:     /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel